200 Connell Drive Berkeley Heights, NJ 07922

Genta Incorporated Reports Third Quarter 2011 Financial Results and Recent Corporate Highlights

-- Tesetaxel Clinical Data Pending Multiple Presentations
-- Response and progression-free survival in 1st-line breast cancer expected at 2011 San Antonio Breast Cancer Symposium in December
-- Overall survival and response in 2nd-line gastric cancer expected at 2012 ASCO GI Symposium in January

BERKELEY HEIGHTS, NJ – November 10, 2011 – Genta Incorporated (OTCBB: GNTA.OB) today reported results for the quarter and nine months ended September 30, 2011. Tesetaxel, the leading oral taxane in clinical development, is the Company’s primary research focus.  Activities related to tesetaxel in the two priority indications include:

•
Breast cancer:  Results of the ongoing, confirmatory, Phase 2 clinical trial have been accepted for presentation at the 2011 CTRC-AACR San Antonio Breast Cancer Symposium in December.  The Company’s prior trial showed a 38% major objective response rate as 2nd-line treatment in patients with advanced disease.  The new trial is testing activity on patients treated as 1st-line therapy at the time of initial recurrence.  Eligibility does not preclude prior adjuvant chemotherapy with a standard taxane at the time of initial surgery, which includes the majority of patients.  The presentation will describe results on overall response rate and progression-free survival.

These data will also comprise the basis of a scheduled end-of-Phase 2 meeting with the Food and Drug Administration (FDA) to identify Phase 3 registration strategies for tesetaxel in women with metastatic breast cancer.

•
Gastric cancer:  Results of the ongoing, confirmatory, Phase 2 clinical trial as 2nd-line therapy have been accepted for presentation the American Society of Clinical Oncology Gastrointestinal Cancer Symposium (ASCO GI).  The meeting will be held in San Francisco in January 2012.  The presentation will describe results on dose-response, overall response rate, and overall survival among the three patient cohorts treated in this study.

The planned, randomized, double-blind, Phase 3 trial in 2nd-line gastric cancer is completing final review by global regulatory agencies.

Financial Results

For the third quarter of 2011, the Company reported a net loss of $(26.3) million, or net loss per basic and diluted share of $(0.09) per share, compared with net income of $7.7 million, or $44.20 net income per basic share and $8.18 net income per diluted share, for the third quarter of 2010. For the nine months ended September 30, 2011, the Company reported a net loss of $(37.4) million, or $(0.24) net loss per basic and diluted share, compared with a net loss of $(133.4) million, or $(1,114.57) net loss per basic and diluted share, for the nine months ended September 30, 2010. All share and per share data included in this press release have been retroactively adjusted to account for the effect of a 1-for-100 reverse stock split that became effective in August 2010 and a 1-for-50 reverse stock split that became effective in February 2011.

At September 30, 2011, Genta had cash and cash equivalents totaling $5.9 million, compared with $12.8 million at December 31, 2010. Net cash used in operating activities during the first nine months of 2011 was $10.3 million, or approximately $1.1 million per month.  We project that our average net monthly cash outflow will be approximately $1.3 million during 2011. As of November 8, 2011, the Company has approximately 859.3 million outstanding shares of common stock.

The financial results reported today reflect a number of considerations, some of which are reflected below, and all of which will be reported in the Company’s Report on Form 10-Q. In September 2011, the Company issued September 2011 Notes totaling $12.7 million, along with September 2011 Debt Warrants to purchase $12.7 million of senior secured convertible notes, and issued September 2011 Warrants to extend the maturity of several of its outstanding convertible notes. In December 2010, the Company issued December 2010 Warrants and in March 2010, the Company issued March 2010 Warrants.   The September 2011 Warrants, September 2011 Debt Warrants, March 2010 Warrants and the December 2010 Warrants have anti-dilution protection and can be exercised using a cashless exercise procedure; warrants with these characteristics are accounted for as liabilities and marked to market over their lives. On September 30, 2011, these warrants were re-measured, resulting in expense of $15.3 million for the quarter and income of $1.3 million for the nine-month period.

For the prior-year periods, when the March 2010 Notes were issued, there were insufficient authorized shares of common stock to permit conversion of all of the March 2010 Notes. As there were insufficient authorized shares to allow for settlement of convertible financial instruments, the conversion obligation for the March 2010 Notes were classified as a liability and marked to market until there were sufficient authorized shares. The fair-market valuation resulted in income of $14.6 million for the third quarter of 2010 and expense of $55.8 million for the nine months ended September 30, 2010. The Debt Warrants that were issued in March 2010 and the March 2010 Warrants were also treated as liabilities, due to the insufficient number of authorized shares of common stock at the time that they were issued. The fair-market valuation of the Debt Warrants and the Warrants resulted in income of $6.4 million for the third quarter of 2010 and expense of $35.9 million for the nine months ended September 30, 2010.

Conference Call and Webcast

Genta management will host a conference call and live audio webcast to discuss the financial and corporate results today at 8:00 am ET.  Participants can access the live call by dialing (877) 634-8606 (U.S. and Canada) or (973) 200-3973 (International). The access code for the live call is Genta Incorporated. The call will also be webcast live at http//:www.genta.com/investorrelation/events.html.

For investors unable to participate in the live call, a replay will be available approximately two hours after the completion of the call, and will be archived for 30 days. Access numbers for this replay are: (855) 859-2056 (U.S. and Canada) and (404) 537-3406 (International); conference ID number is: 23643513.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.   The Company is developing tesetaxel, a novel, orally absorbed taxane that is in the same class of drugs as paclitaxel and docetaxel.  As the leading oral taxane in clinical development, tesetaxel has been evaluated in a broad program of completed or ongoing Phase 2a/Phase 2b clinical trials.  The Company has announced that gastric (stomach) cancer will be the lead indication for Phase 3 registration studies.  Genta is exclusively marketing Ganite® (gallium nitrate injection) in the U.S, which is indicated for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration.  The Company has developed proprietary oral formulations of the active ingredient in Ganite® that are being evaluated as potential treatments for diseases associated with accelerated bone loss.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain necessary regulatory approval for its product candidates from regulatory agencies, such as the U.S. Food and Drug Administration and the European Medicines Agency;
•	the safety and efficacy of the Company’s products or product candidates;
•	the commencement and completion of any clinical trials;
•	the Company’s assessment of its clinical trials;
•	the Company’s ability to develop, manufacture, license, or sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute any license and collaborative agreements;
•	the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the risk of bankruptcy;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2010 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:
Genta Investor Relations
info@genta.com

Genta Incorporated
Selected Condensed Consolidated Statement of Operations Data
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Product sales - net	$63	$82	$170	$192
Cost of goods sold	-	13	7	40
Gross margin	63	69	163	152

Operating expenses:
Research and development	2,317	2,395	9,774	7,255
Selling, general and administrative	1,475	2,239	4,830	7,845
Total operating expenses	3,792	4,634	14,604	15,100

Amortization of deferred financing costs and debt discount	(6,279)	(7,758)	(21,485)	(24,363)
Fair value - conversion feature liability	-	14,625	-	(55,813)
Fair value - warrant liabilities	(15,334)	6,401	1,260	(35,900)
All other expense, net	(956)	(961)	(2,703)	(2,409)
Net income/(loss)	$(26,298)	$7,742	$(37,369)	$(133,433)

Net income/(loss) per basic share	$(0.09)	$44.20	$(0.24)	$(1,114.57)
Net income/(loss) per diluted share	$(0.09)	$8.18	$(0.24)	$(1,114.57)

Shares used in computing net income/(loss) per basic share	303,233	175	157,547	120
Shares used in computing net income/(loss) per diluted share	303,233	1,061	157,547	120

Selected Condensed Consolidated Balance Sheet Data

	September 30, 2011	December 31,
	Unaudited	2010
Cash and cash equivalents	$5,904	$12,835
Working capital (deficiency)	(2,205)	7,522
Total assets	16,825	15,549
Total stockholders' deficit	(15,305)	(11,295)